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Exhibit 99

              ViroPharma Incorporated Appoints Martin J. Driscoll
        Vice President, Commercial Operations and Business Development


Exton, PA, November 14, 2000 -- ViroPharma Incorporated (Nasdaq: VPHM) announced today the appointment of Martin J. Driscoll as vice president, commercial operations and business development. In this newly formed position, Mr. Driscoll initially will focus on continuing to build ViroPharma's commercial infrastructure to prepare for the introduction of the company's first product, pleconaril, for the treatment of viral respiratory infection (VRI). Additionally, Mr. Driscoll will be involved in establishing a co-promotion partner for pleconaril in the United States, as well as the commercialization of ViroPharma's additional product candidates for the treatment of hepatitis C and respiratory syncytial virus disease. He also will be involved in seeking new opportunities to further enhance the company's product pipeline.

"This is a time of significant growth for ViroPharma," said Michel de Rosen, ViroPharma's president and chief executive officer. "Marty Driscoll brings to ViroPharma several essential qualities. He has a proven track record in successfully commercializing and growing leading respiratory and infectious disease products. He has exceptional experience in brokering co-promotional partnerships with several leading pharmaceutical companies. He also brings his passion to help us grow our business. We look forward to Marty's contribution to ViroPharma's success."

Mr. Driscoll spent a majority of his career in several leading sales and marketing positions for Schering-Plough Corporation, including its subsidiary, Key Pharmaceuticals. Most recently, he was the vice president of sales and marketing for Schering Primary Care, a unit of Schering Laboratories. During his tenure at Schering-Plough, he was involved in the successful commercialization and ongoing sales and growth of several leading infectious disease and respiratory products including Tequin(R), Claritin(R) and
Proventil.(R)   Additionally, he played an integral role in the management of the company's co-promotion alliances with Bristol-Myers Squibb, COR Therapeutics and Novo Nordisk Pharmaceuticals, Inc. Earlier in his career, Mr. Driscoll was the director of managed care affairs for the Western Region of Schering Laboratories, where he was involved in managing the company's relationships with leading managed care accounts including CIGNA, Kaiser and Blue Cross.


This press release contains forward-looking statements, including statements relating to the Company's ongoing efforts to commercialize its product candidates. Certain of ViroPharma's product candidates, including pleconaril, currently are in clinical trials. There can be no assurance that planned or ongoing clinical trials can be successfully concluded or concluded in accordance with the Company's anticipated schedule. The conduct of clinical trials and acquiring regulatory approval for investigational pharmaceutical products are subject to risks and uncertainties. Neither
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the FDA nor any other regulatory authority has approved pleconaril or any of
ViroPharma's other product candidates for commercialization. There can be no assurance that FDA or other regulatory authority approval for pleconaril or any other product candidate under development by ViroPharma will be granted on a timely basis or at all. Even if approved, there can be no assurance that pleconaril will achieve market acceptance. These factors, and other factors that could cause future results to differ materially from the expectations expressed in this press release, include, but are not limited to, those described in ViroPharma's most recent Registration Statement on Form S-3 filed with the Securities and Exchange Commission. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

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